FOR IMMEDIATE RELEASE
Date:             November 4, 2003
Contact:          Patricia E. Hoch, Corporate Secretary
                  (717) 920-5811, Fax: (717) 920-1683


                         COMMUNITY BANKS, INC. DECLARES
              FOURTH QUARTER CASH DIVIDEND AND A 20% STOCK DIVIDEND

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has declared a quarterly cash dividend of $ .20 per share payable January 2, 2004, to shareholders of record on December 17, 2003. Giving effect to stock dividends in 2003 and 2002, year to date dividends are 15.3% over the prior year.

The Board also approved a 20% stock dividend which will be paid January 30, 2004 to shareholders of record on January 16, 2004.

Community recently announced record net income of over $15 million for the nine months ended September 30, 2003. Total assets exceeded $1.8 billion while total deposits reached over $1.2 billion.

Currently, Community Banks, Inc.'s banking subsidiary has 47 community banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, that is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.